EXHIBIT 99.1

UFP Technologies Acquires Welch Fluorocarbon

NEWBURYPORT, Mass., July 16, 2024 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), a designer and custom manufacturer of comprehensive solutions for medical devices, sterile packaging, and other highly engineered custom products, today announced the acquisition of Welch Fluorocarbon Inc. Founded in 1985 and headquartered in Dover, New Hampshire, Welch Fluorocarbon develops and manufactures thermoformed, and heat sealed implantable medical device components utilizing thin, high-performance films.

“Welch Fluorocarbon will bring significant thin film thermoforming capabilities to our expanding MedTech portfolio of technologies and materials,” said R. Jeffrey Bailly, chairman and CEO of UFP Technologies. “Their expertise in developing and manufacturing components for implantable medical devices is an excellent complement to our existing thin film platform.”

“UFP and Welch Fluorocarbon share many clients and together, our expanded product development and manufacturing capabilities will allow us to serve our clients in a more comprehensive way,” continued Bailly. “Additionally, we are gaining a talented leadership team and overall, the Welch Fluorocarbon team is a very strong cultural fit.”

“We are thrilled to have selected UFP as our new home. Having a partner that understands how to support our rapidly expanding business in our niche is critical. UFP has demonstrated that they understand our needs and have the capabilities, experience, and resources to help propel Welch to its fullest potential,” said Kevin Wiley, Owner and CEO.

About UFP Technologies, Inc.

UFP Technologies is a designer and custom manufacturer of comprehensive solutions for medical devices, sterile packaging, and other highly engineered custom products. UFP is an important link in the medical device supply chain and a valued outsource partner to most of the top medical device manufacturers in the world. The Company’s single-use and single-patient devices and components are used in a wide range of medical devices and packaging for minimally invasive surgery, infection prevention, wound care, wearables, orthopedic soft goods, and orthopedic implants.

Forward Looking Statements

This press release contains statements relating to expected financial performance and/or future business prospects, events, and plans that are forward-looking statements. Such statements include but are not limited to: the anticipated effects on us of acquiring Welch Fluorocarbon; anticipated trends in the different markets in which we compete and expectations regarding customer demand; expectations regarding our business opportunities; and statements about our growth potential and strategies for growth. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could adversely affect our business and prospects, and otherwise cause actual results to differ materially from those anticipated by such forward-looking statements, including the risks that the Company will not realize the anticipated benefits of the acquisition of Welch Fluorocarbon due to the inability of the Company to execute its business strategy, Welch Fluorocarbon integration strategy or otherwise as well as other risks and uncertainties that are detailed in the documents we file with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents we file with the SEC, specifically the last report on Form 10-K. The forward-looking statements contained herein speak only of our expectations as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact: Ron Lataille
978-234-0926, rlataille@ufpt.com